EXHIBIT 99.1

WIRELESS TELECOM GROUP ANNOUNCES SHARE REPURCHASE
PROGRAM

NEWS RELEASE

Contact: Paul Genova
              (973) 386-9696

For Immediate Release

Thursday, January 17, 2008

Parsippany, New Jersey – Wireless Telecom Group, Inc. (AMEX: WTT) announced today that its Board of Directors has authorized the repurchase of up to 5% of the Company’s common shares. The purchases will be made from time to time in the open market at management’s discretion. The stock repurchase authorization does not have an expiration date and the timing and amount of shares repurchased will be determined by a number of factors including the levels of cash generation from operations, cash requirements for investments, and current share price. The stock repurchase program may be modified or discontinued at any time.

Monty Johnson, CEO of Wireless Telecom Group, Inc. stated, “We have completed the integration of our latest acquisitions and are generating consistently strong financial results. We believe this program is a prudent use of available capital and that this leveraging of our strong balance sheet will be to the benefit of our shareholders.”

Wireless Telecom Group, Inc designs and manufactures a variety of products serving the global wireless and telecommunications markets. Comprised of four business groups brought together through acquisitions, Noise Com, Boonton Electronics, Microlab/FXR, and Willtek, the group provides a complementary suite of RF and Microwave-based products, with a major portion focused on advanced telecom testing. Their products include peak power meters, precision noise generators, mobile phone testing solutions, and passive component solutions for cellular/mobile, WiFi, satellite, and other advanced communications networks, all critical enablers to the rapid growth in world-wide communications and computing solutions. This technological synergy has enabled Wireless Telecom Group, Inc. to become a full service supplier of both the commercial and military telecommunications industries.

Wireless Telecom Group’s website address is http://www.wirelesstelecomgroup.com. Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.